EXHIBIT 5.1

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, California 94025

June 3, 2004

Intellisync Corporation

2550 North First Street

San Jose, California 95131

Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 3, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) $60,000,000 aggregate principal amount of your 3% Convertible Notes due 2009 (the “Notes”) issued under an Indenture, dated as of March 3, 2004 between you and U.S. Bank National Association, as Trustee (the “Trustee”); and (ii) 15,000,000 shares of your common stock, par value $0.001 per share, initially issuable upon conversion of the Notes pursuant to the Indenture (the “Underlying Common Stock”), to be sold by certain securityholders listed in the Registration Statement (the “Selling Securityholders”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Notes and the Underlying Common Stock by the Selling Securityholders in the manner set forth in the Registration Statement in the section titled “Plan of Distribution”.

It is our opinion that the Notes and the Underlying Common Stock, when sold by the Selling Securityholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

Sincerely,

/s/    Heller Ehrman White & McAuliffe LLP